Exhibit 99.1
FOR IMMEDIATE RELEASE

Cancen Oil Canada acquires an additional site for remediation work in
Alberta – units required from Wescorp

CALGARY, Alberta
(Tuesday December 1, 2009) – Wescorp Energy Inc. (OTCBB: WSCE) is pleased to announce that its joint venture partner, Cancen Oil Canada Corporation, an oilfield and waste management and processing company based in Western Canada, has acquired an additional remediation facility in Alberta, Canada. This acquisition is in addition to the previously announced facility in Fort Nelson, British Columbia that requires both water and oil solids remediation equipment from Wescorp.

In addition to acquiring the new Medicine Hat Alberta disposal site facilities, Cancen also purchased an oil services company that provides 70% of its annual volume and secured a contract to remediate class II water disposal wells in the area. The Medicine Hat operation is in full production. It is currently anticipated Cancen will require one H20 Maxx and one HCXT unit for water and oil solids remediation from Wescorp.

Under the terms of the 50:50 joint venture agreement announced on July 29, 2009, a combination of a minimum of 12 H2O Maxx water and HCXT Solids remediation units will be strategically installed over a 12 month period at Cancen’s facilities to significantly increase efficiency and reduce operating costs which will result in an increased profitability. In addition, the joint venture anticipates that it will receive orders from a number of Cancen’s clients to build additional portable units to provide remote onsite remediation.

“The Wescorp-Cancen joint venture is, gaining momentum” commented Doug Biles, President and CEO of Wescorp Energy. “We expect to be extremely active in the first half of 2010 as Wescorp’s remediation units begin to be deployed on Cancen’s remediation sites in Western Canada.”

About Wescorp

Wescorp Energy Inc. (www.wescorpenergy.com) is an oil and gas operations solutions company focused on commercializing technologies that overcome tough operational challenges facing oil and gas operators today.

Wescorp shares currently trade on the NASD.OTC Bulletin Board under the symbol “WSCE”.

Safe Harbor Statement

Any statements contained herein that are not historical facts may be forward-looking statements, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. Information on the potential factors that could affect the Company's actual results of operations is included in its filings with the Securities and Exchange Commission. These risks may be further discussed in periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in the future.

Investor Relations contact:

Mark Komonoski
Toll-Free	1.877.255.8483
Office Line	1.403.255.8483
Mobile	1.403.470.8384

Email: mkomonoski@wescorpenergy.com
Website: www.wescorpenergy.com

RENMARK FINANCIAL COMMUNICATIONS INC.
JASON ROY: JROY@RENMARKFINANCIAL.COM
BARRY MIRE: BMIRE@RENMARKFINANCIAL.COM
TEL. : 514 939-3989 OR 416 644-2020